Exhibit 10.2

AMENDMENT NO. 3 TO THE
ALLTEL CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Alltel Corporation Supplemental Executive Retirement Plan (First Restatement), as amended (the "Plan"), is hereby amended effective as of July 7, 2006.

AMENDMENT

1. Section 3.01 of the Plan is hereby amended to add the following at the end thereof:

"Notwithstanding anything contained in the Plan to the contrary, each of Francis X. Frantz and Jeffery R. Gardner shall only be entitled to the retirement benefit provided in the last sentence of Section 3.02. Neither Francis X. Frantz nor Jeffery R. Gardner (including, in each case, his Spouse or spouse, dependents, or other person claiming a benefit through him or his Spouse) shall be entitled to any other payment or benefit under this Plan, including, without limitation, any post-retirement benefit other than the benefit provided in the last sentence of Section 3.02, the pre-retirement death benefit as provided in Section 3.03 or the health and dental benefits (and related Gross-Up Payments) as provided in Section 3.05."

2. Section 3.02 of the Plan is hereby amended to add the following sentence at the end thereof:

"Notwithstanding anything contained in the Plan to the contrary, the retirement benefit payable to Francis X. Frantz (or in the event of his death post-Retirement and before payment, his surviving Spouse) under this Section 3.02 shall equal $7,615,028 and the retirement benefit payable to Jeffery R. Gardner (or in the event of his death post-Retirement and before payment, his surviving Spouse) under this Section 3.02 shall equal $9,256,645."

3. The last sentence of Section 3.04 of the Plan is hereby superseded and replaced in its entirety as set forth below:

"Notwithstanding anything contained in this Plan to the contrary, the retirement benefit provided under Section 3.02 for each of Francis X. Frantz and Jeffery R. Gardner shall be paid to him within ten (10) days following his Retirement (or such later date as may be required under Section 409A of the Code) (and in the case of his death following his Retirement, but before payment as provided in this Section 3.04, such amount shall be paid to his Spouse). Such lump sum payment shall fully and completely discharge any obligations of the Company to each of Francis X. Frantz (and his Spouse or spouse, dependents, or other person claiming a benefit through Francis X. Frantz or his Spouse) and Jeffery R. Gardner (and his Spouse or spouse, dependents, or other person claiming a benefit through Jeffery R. Gardner or his Spouse) under the Plan. The Company shall be entitled to withhold or cause to be withheld from any amounts payable under the Plan all federal, state, local, foreign or other taxes that the Company determines, in its sole discretion, are legally required to be withheld."

4. Except as explicitly set forth herein, the Plan will remain in full force and effect.

IN WITNESS WHEREOF, this amendment has been executed as of this 7th day of July, 2006.

ALLTEL CORPORATION

By: /s/ Scott T. Ford
  Scott T. Ford
                      President and Chief Executive Officer